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                                                                     Exhibit 8.2


                      [LETTERHEAD OF LATHAM & WATKINS LLP]


                                   May 25, 2004



Axon Instruments, Inc.
3280 Whipple Road
Union City, CA 94587


      RE: AGREEMENT AND PLAN OF MERGER AND REORGANIZATION BY AND AMONG MOLECULAR DEVICES CORPORATION, ASTROS ACQUISITION SUB I, INC., ASTROS ACQUISITION SUB II, LLC, AND AXON INSTRUMENTS, INC., DATED AS OF MARCH 20, 2004, AS AMENDED AS OF MAY 21, 2004


Ladies and Gentlemen:


            We have acted as counsel to Axon Instruments, Inc., a California corporation ("Axon"), in connection with (1) the proposed merger of Astros Acquisition Sub I, Inc., a California corporation ("Merger Sub I") and a wholly owned subsidiary of Molecular Devices Corporation, a Delaware corporation ("Molecular Devices"), with and into Axon ("Merger I"), and (2) immediately following the effectiveness of Merger I, a merger of Axon with and into Astros Acquisition Sub II, LLC, a California limited liability company ("Merger Sub II," and together with Merger Sub I, the "Merger Subs") and a wholly owned subsidiary of Molecular Devices ("Merger II," and together with Merger I, the "Mergers"), pursuant to an Agreement and Plan of Merger and Reorganization by and among Molecular Devices, the Merger Subs and Axon dated as of March 20, 2004, as amended as of May 21, 2004 (the "Merger Agreement"), the California General Corporation Law and the Beverly-Killea Limited Liability Company Act. This opinion is being delivered in connection with Molecular Device's Registration Statement on Form S-4 relating to the proposed Mergers pursuant to the Merger Agreement (the "Registration Statement"). Capitalized terms not defined herein have the meanings specified in the Merger Agreement.


            In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits, Annexes and Schedules thereto), (ii) the Registration Statement, and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

            In addition, we have assumed, with your consent, that:

            1. Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;
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            2. The Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Mergers will be effective under applicable state law;

            3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

            4. Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

            5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

            Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, the statements under the caption "The Mergers - Material U.S. Federal Income Tax Consequences," insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

            In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

            1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

            2. No opinion is expressed as to any transaction other than the Mergers as described in the Merger Agreement, or to any transaction whatsoever, including the Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the
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            terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.


            This opinion is rendered only to you, and is for your use in connection with Molecular Device's filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


                                       Very truly yours,


                                       /s/ Latham & Watkins LLP